Exhibit 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics to Request a Hearing with NASDAQ

Following Receipt of Staff Determination Letter

October 10, 2008 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) announced today that the Company intends to request a hearing with the NASDAQ Listing Qualifications Panel to present a plan for regaining compliance with NASDAQ Marketplace Rule 4450(b)(1)(A), which requires a minimum market value of listed securities of $50 million. CTI received a Staff Determination Letter from The NASDAQ Stock Market LLC on October 7, 2008 indicating that the Company had not regained compliance with this rule during the time period provided by NASDAQ in a previous notice as disclosed in the Company’s press release dated September 6, 2008, and therefore does not currently meet the continued listing requirements for The NASDAQ Global Market. Accordingly, the Company’s common stock would be subject to delisting from The NASDAQ Global Market unless the Company requests a hearing before the NASDAQ Listing Qualifications Panel. Following the hearing request, the Company’s common stock will continue to be listed on The NASDAQ Stock Market pending the conclusion of the hearing process and during any extension period which may be granted by the Panel. It is expected that the hearing would be held within 45 days and that the Panel has discretion to grant an extension not to exceed 180 days from the date of the Staff notification. The Company believes that the notice and any decision by the Panel will have no effect on the ability to trade the securities on the Borsa Italiana.

Alternatively, the Company may apply to transfer its securities to The NASDAQ Capital Market which maintains a lower threshold of financial, qualitative and liquidity requirements if it satisfies the continued inclusion requirements for that market, which include a minimum aggregate market value of listed securities of $35 million. The NASDAQ Capital Market is a continuous trading market that operates in the same manner as The NASDAQ Global Market.

As of October 9, 2008, the Company had 33,697,371 shares of common stock outstanding, which would result in a market value of listed securities of $17.5 million based on the closing bid of $0.52 of the Company’s common stock on the NASDAQ Global Market on October 9, 2008.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.celltherapeutics.com.

www.CellTherapeutics.com

This press release includes forward-looking statements about the Company’s NASDAQ listing status that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties that could affect the Company’s listing status include the risks that it may continue to be unable to meet the current requirements to regain compliance on the NASDAQ Global Market, that it may not be successful in obtaining a hearing before the NASDAQ Listing Qualifications Panel or in obtaining any extension from such Panel, and that it may continue to be unable to apply to transfer to the NASDAQ Capital Market because it fails to meet the listing requirements for such market; as well as other risks and uncertainties that could affect the Company’s business operations and the development of the Company’s products including the Company’s need to raise additional capital, risks associated with preclinical and clinical developments in the biopharmaceutical industry in general including, without limitation, the potential failure of a product to prove safe and effective for treatment of a specific condition, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling the product(s), and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com